Exhibit 99.1

5/20/05

Important Notice Concerning Your Rights under the Sipex Corporation (“Sipex” or the “Company”) Stock Option Plans and the Employee Stock Purchase Plan.

PLANS COVERED BY THIS NOTICE:

•	All Sipex Stock Option Plans and All Stand-Alone Stock Option Grants (the “Option Plans”)

•	1996 Employee Stock Purchase Plan (as amended) (the “ESPP”)

WHO IS AFFECTED BY THIS NOTICE:

•	All Worldwide Employees

•	Members of the Sipex Board of Directors

•	Former Employees with Vested but Unexercised Stock Options

     1. This notice is to inform you that, per applicable securities laws, Sipex has suspended all stock option exercise transactions under all Option Plans and all purchases of Company stock under the ESPP. The suspension of the Option Plans and the ESPP will remain in effect until you are further notified by the Company, which we currently expect will not occur until after the Company’s Form 10-K for the fiscal year ended January 1, 2005 (the “2004 Form 10-K”), and all subsequent quarterly reports, have been filed with the Securities and Exchange Commission.

     2. The period during which you will be unable to exercise options under the Option Plans or purchase stock under the ESPP is called the “blackout period.” During the blackout period, Sipex employees will also be prohibited from contributing money to the ESPP.

     3. All option exercises and trading in Sipex stock for Sipex directors and Section 16 officers was previously halted (for both trading under Rule 10b5-1 plans and other transactions). That halt remains in effect and is not impacted by this notice. Additionally, this notice will not allow those impacted by the quarter-end closing of the trading window for transactions in Sipex stock to make any transactions.